Xi’an Zhonghong New Energy Technology Co., Ltd.

Boxing County Chengli Gas Supply Co., Ltd.

Project Cooperation Agreement

July 2013

Cooperation Agreement

Coke Dry Quenching (CDQ) and CDQ Waste Heat Power Generation Project

Party A: Xi’an Zhonghong New Energy Technology Co., Ltd.

Legal Representative: Ku Guohua

Xi’an Zhonghong New Energy Technology Co., Ltd. is a subsidiary of Xi’an TCH Energy Technology Co. and is also the third tire subsidiary of China Recycling Energy Corporation, and it engages in the project operations in China. China Recycling Energy Corporation (the "Company") is a NASDAQ listing company. Its stock trading symbol is CREG and is a leading industrial waste-to-energy solution provider in China. The Company is the first in the recycling energy industry with the most completed projects and the widest ranges in the industry. As the direct investor, the Company provides recycling energy integrated solution covering technology, investment, and operation.

Party B: Boxing County Chengli Gas Supply Co., Ltd.

Legal Representative: Li Shuxun

Boxing County Chengli Gas Supply Co., Ltd. is located in the Industrial Park, Chunhua Town, Boxing County, Shandong Province, which is mainly engaged in coal coke production and coal chemical industry.

After friendly negotiation between two parties, based on the principle of equality and autonomy, Party A and Party B reached following items with respect to the coke dry quenching (CDQ) and CDQ waste heat power generation project.

Item One, Investment Construction Projects

1.	Construction of CDQ and CDQ recycling economic projects

Construct CDQ system and CDQ waste heat power generation station as a part of of tamping coke oven with 2 x 60 holes, 5.5 meters and JNDK55-07 of model at Boxing County Chengli Gas Supply Co., Ltd. The designed total capacity is 25 MW.

2.	Under the premise of consistent with the CDQ main equipment and main parameter descriptions, Party A will be in charge of layout, technical performance index and technical specifications of CDQ system and CDQ waste heat power generation system; if there is any difference between CDQ main equipment and main parameters description, Party B will make the decision. Major equipment and design will be implemented after Party A obtains Party B’s consent. All requirements, statistics should be scientific, reasonable, and operable.

3.	Party A is responsible for the investment in the construction and operation of CDQ system and CDQ waste heat power generation system project, including design of the project, equipment selection, equipment procurement and manufacturing, construction, engineering, installation, formal power generation.

Item Two, Operation of Recycling Project

1.	After complete of the project construction, Party A shall be responsible for the operation, maintenance and management of the recycling project. Party A shall charge Party B energy saving service fee according to the income from CDQ waste heat power generation station.

2.	Both Parties jointly determine the territorial boundary line of power transmission pursing to technical appendix.

3.	The operation of CDQ system and CDQ waste heat power generation system includes but is not limited to: equipment maintenance, repair, and update; Party A will not be responsible for the quality and quantity of the coal coke of CDQ.

Item Three, Cost and Operation Target

Party B shall pay Party A energy saving service fee after the construction of CDQ system and CDQ waste heat power generation system are completed (upon passing evaluation of the ability of connection to the grid for power generation).

1.	The energy saving service fee is paid in the form of electricity fee.

The calculation basis of energy saving service fee is as follows: average operational time is 8,000 hours per annually; if the annual average operational time was less than 8,000 hours due to the reasons of Party B, the operational time is calculated as 8,000 hours per year; if the annual average operational time was less than 8,000 hours due to the reasons by Party A, the operational time is calculated based on the actual operational hours.

2.	If the grid-connected electricity price is adjusted since the execution of this agreement, the fee shall be calculated as the energy saving service fee (stipulated in section 1 of Item III ) plus 85% of the price change/adjustment from the original grid-connected electricity price. The starting day for the change will be from the date of adjustment by Shandong Provincial Price Department.

3.	The amount of power generated shall be calculated based on the indicator of electricity meter in the power station.

4.	The settlement date is the first day of the next month. Deducting the dues of Party A, Party B should pay Party A the energy saving service fee of the last month before the 15th of each month.

5.	Payment method: Wire or transfer.

6.	The policy rebate, award, and preferential treatment shall be shared by both Parties. Each party shares 50% of the policy rebate, award, and preferential treatment. Both Parties share the expenses incurred in the process of the application for the policy rebate, award, and preferential treatment.

Item Four Starting and End Date for Recycling Project and Term

1.	The date when Party A completes the construction and installation of CDQ system and CDQ waste heat power generation system and the power generating system has been in operation and meets the requirements of the design standard for 72 hours. The Parties agree that date after the recycling project meets the evaluation requirement as the starting date for the recycling project. From that date, Party B shall pay the service fees monthly according to the power generated and Party B shall also pay for the power generated during the 72 hours testing run period.

2.	The cooperation model is BO model.

The expected total project cost is 176 million RMB. For the amount of electricity generated up to 800 million KWH after the project is put into operation, it shall be charged of the energy saving service fee at 0.40 RMB/KWH. After 800 million KWH, it shall be charged energy saving service fee with the rate of 0.20 RMB/KWH.

The term of the agreement is 20 years, during which if any main equipment of any Party stops operation due to technical problem or at the end of its life cycle, the agreement shall be automatically terminated. In case of that happens, the Party B will have the full rights to dispose the system of Party A.

Item Five Construction and Construction Period of CDQ System and CDQ waste heat power generation system

1.	The construction period of the project is 12 months from the execution of technology agreement. If the project was delayed due to Party A, Party B has right to dispose the equipment on the construction site after two month past due date.

2.	If the project is stalled due to Party B’s reason (including but not limited its activities that affect daily construction, installation, testing and safety), the construction period shall be extended accordingly.

3.	If any party delays the construction without a good reason, which results the construction of the whole project or part of the project cannot be completed on schedule, the other party has right to terminate wholly or part of the agreement and incurred loss will be assumed by the breaching party.

Item Six Raw Material Consumption of the project of CDQ system and CDQ waste heat power generation system

1.	All raw materials such as water, electricity consumed in the operation of the project shall be settled based on the party B’s local price. Party A makes monthly payment. Party B provides pipeline up to designated boundary line on the construction site and then Party A will connect water lines and electricity lines into the site and assumes related expenses.

2.	The Parties agree that Party B shall provide steady qualified coal coke production according to the technology agreement which will be used for CDQ system. Party A guarantees the steady operation of the CDQ and CDQ waste heat power generating systems.

3.	Party B shall provide effective assistance to the construction and operation management of the recycling project.

4.	The land for CDQ and CDQ waste heat power generation project shall be provided by Party B to Party A with no charge.

Item Seven Meter Confirmation, Management and Maintenance

1.	The power generation system of Party A has electricity meters. If Party B wants to separately conduct electricity measurement, the meters shall be provided by Party B and be responsible for the its maintenance and expenses.

2.	The selection and maintenance of meters shall not affect the normal operation of CDQ and CDQ waste heat power generation project.

3.	Both Parties have right to examine and verify the electricity meters so as to make sure their accuracy.

Item Eight Ownership and Intellectual Property of the Recycling Project

1.	During the contact period, Party A has the ownership of the CDQ and CDQ waste heat power generation systems. After the termination of the contact, Party B has the disposition right to the project.

2.	The intellectual property of the project belongs to Party A. Without written consent of Party A, Party B is not allowed to disclose the intellectual property to the other third party.

Item Nine Quality Assurance

1.	Party A is responsible for the equipment quality, technical performance, and construction quality. Party B is responsible for the technical specifications and energy media quality.

2.	For the CDQ system and waste heat power generation of CDQ system of Party A, Party B shall keep the coking and CDQ process functional, and provide necessary guidance and assistance. Parties shall fully cooperate to ensure the quality of the project.

Item Ten Warrants of Party A

Besides responsibilities in this agreement, Party A shall also:

1.	Keep the power station operating properly and ensure that the electricity supplied to Party B complies with national safety standards.

2.	Ensure the safety of its employees during construction and operation.

3.	Provide reliable technical support and guarantee for the project.

4.	Responsible for the operation of CDQ system and waste heat power generation from CDQ system, and bear operation costs.

5.	Responsible for the design, equipment procurement, construction, installation, and test and adjustment.

Item Eleven Warrants of Party B

Besides responsibilities in this agreement, Party B shall also:

1.	Provide Performance Guarantee Letter to state that Party B will purchase all electricity generated from the project.

2.	Responsible for the permits and approvals for operation of the project. Party A is responsible for the permits, inspection and acceptance of the construction and Party B provides assistance.

3.	Purchase all generated electricity from the project.

4.	Cooperate with Party A's due diligence and provide required documents, and ensure that provided documents are true and authentic.

5.	Provide leveled construction site. For details, refer to the Technology Attachment.

Item Twelve Promises

1.	Party A and B agree to have long-term cooperation for current and further recycling energy projects. Party A has priority to develop further recycling energy projects for Party B.

2.	If the change or update of industrial process or facility of Party B forces Party A to change its system, Party A will use new system cost and loss for replacement as the new system cost to calculate numbers according to Item Three to continue execute the project.

3.	From the starting day of the project, Party B must ensure that the coking system works properly and working hours of the CDQ system must be no less than 8,000 hours/year. Party A must ensure the waste heat power generation system of CDQ working hours no less than 7,200 hours/year.

Item Thirteen Liability for Breach of Agreements

1.	Unless otherwise agreed, either party cannot change or terminate the agreement without written consent of the other party except for force majeure. Equipment of both parties must work properly.

2.	Party B shall pay Party A the energy saving service fee at the stipulated time, otherwise:

2.1	If Party B fails to pay Party A the energy saving service fee by 15th of the month and the delay is within 60 days, the daily penalty is 0.05% of the overdue payment.

2.2	If the delay is over 60 days, it is regarded that Party B has no ability to perform its payment obligation. Party A can enforce the Performance Guarantee by Party B to take all project assets. Party B shall pay the actual energy saving service fees at once and pay Party A losses.

3.	If any event affects the ability to its continue operation of the Party A or Party B, such as bankruptcy, going out of business, merging, transferring, separation or being dissolution, such party must give the other party a written notice within 30 days and provide documentary evidences. If such party cannot perform the contractual obligation, the other party suffered from loss could claim for compensation.

4.	If the power plant cannot operate properly due to the shutdown of furnaces, facilities, or valves of Party B and such failure cannot be corrected upon a written notice from Party A to Party B within two days of occurrence of such event, Party B shall compensate the actual loss of Party A.

5.	If the facilities and power plant cannot operate properly because of the equipment or human errors of Party A, then upon three consecutive months of the power generation system cannot reach 65% of its designed capacity, Party A shall compensate actual loss of Party B.

6.	Party A shall adjust its maintenance time based on the production schedule of Party B. If Party A affects the production of Party B, Party A shall compensate for the loss.

7.	Party A cannot transfer or mortgage the CDQ and CDQ power generation systems without the consent of Party B, otherwise it shall be responsible for the losses.

8.	The CDQ and CDQ power generation systems shall comply with the national environmental protection standards. If the environment is polluted during the operation of the power plant, Party A shall bear the liability.

9.	If the power generation causes upper level power network, each party shall bear their own liabilities based on the determination of the upper level power network operator.

Term Fourteen Force Majeure

If the project cannot be completed on schedule or supply power normally due to force majeure, such as war, flood, and earthquake, both parties shall be partially or fully exempt from their liabilities based on the effects of force majeure. If any party cannot perform the agreement due to force majeure, the party shall notify the other party immediately, provide the proof within 15 days, and keep the loss to a minimum with reasonable efforts.

Term Fifteen Settlement of Disputes

Both parties shall settle all disputes through amicable negotiations. If negotiations fail, either party could take a legal action to the local people’s court where Party A is located.

Term Sixteen Agreement, Appendix, and Others

1.	This agreement shall be signed and sealed by legal representatives or authorized representatives of both parties and take effect from the effective date.

2.	After the agreement is signed, Party A shall complete its due diligence and provide Party B with the letter of confirmation. Parties shall sign Technical Appendix within 90 days after the agreement is signed.

3.	The Technical Appendix and Performance Guarantee are an integral part of the agreement and have the same legal effect of the agreement.

4.	The agreement can only be terminated after negotiation and agreement by Party A and B in writing. When the agreement is terminated, Party A has rights to dispose all assets of the recycling project.

5.	As for matters not mentioned herein, Party A and Party B shall sign a supplemental agreement through negotiation. The supplemental agreement has same effect to the agreement. If there is any conflicts, the latest supplemental agreement prevails.

The agreement is made in quadruplicate. Each party holds two copies and they have the same legal effect.

Party A: Xi’an Zhonghong New Energy Technology Co., Ltd.

(Seal)

Representative:

Party B: Boxing Cheng Li Gas Supply Co., Ltd.

(Seal)

Representative: